UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________
PLIANT THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
__________________________________________

Delaware	47-4272481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

331 Oyster Point Boulevard South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)
Pliant Therapeutics, Inc. 2020 Stock Option and Incentive Plan
Pliant Therapeutics, Inc. 2020 Employee Stock Purchase Plan
(Full title of the plan)
Keith Cummings
Chief Financial Officer
Pliant Therapeutics, Inc.
331 Oyster Point Boulevard
South San Francisco, CA 94080
(Name and address of agent for service)
(650) 481-6770
(Telephone number, including area code, of agent for service)
__________________________________________
Copies to:
Deepa Rich
Marianne Sarrazin
Sam Zucker
Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
(650) 752-3232
_______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer         ☐         Accelerated filer          ☐
Non-accelerated filer         ☒         Smaller reporting company     ☒
              Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Pliant Therapeutics, Inc. (the “Registrant”) for the purpose of registering, (i) 3,072,469 shares of Registrant common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Pliant Therapeutics, Inc. 2020 Stock Option and Incentive Plan (the "2020 Plan"), as a result of the operation of an automatic annual increase provision therein, and (ii) 614,494 shares of Common Stock issuable under the 2020 Employee Stock Purchase Plan (the "ESPP"), as a result of the operation of an automatic annual increase provision therein. In each case, the additional shares are of the same class as other securities for which a registration statement relating to the 2020 Plan and the ESPP has previously been filed and is effective. Accordingly, in accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 (File No. 333-238922), filed with the Securities and Exchange Commission ("SEC") on June 4, 2020, the registration statement on Form S-8 (File No. 333-254361), filed with the SEC on March 16, 2021, the registration statement on Form S-8 (File No. 333-263127), filed with the SEC on March 1, 2022, the registration statement on Form S-8 (File No. 333-270428), filed with the SEC on March 9, 2023, the registration statement on Form S-8 (File No. 333-277398), filed with the SEC on February 27, 2024, and the registration statement on Form S-8 (File No. 333-285495) filed with the SEC on March 3, 2025, in each case relating to the 2020 Plan and ESPP, except with respect to Item 6. Indemnification and Item 8 Exhibits, thereof.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL"), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
The Registrant adopted provisions in its certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability for:
•any breach of the director or officer’s duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director or officer derived an improper personal benefit.
In addition, an officer would be liable for any breach of the officer's fiduciary duty of care if a claim is brought by the Registrant or a derivative claim is brought by stockholders in the name of the Registrant.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, the Registrant’s bylaws provide that:
•the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, at the discretion of its board of directors, to its officers, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and certain of its executive officers to the fullest extent permitted by Delaware law. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Registrant or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect (Incorporated by reference to Exhibit 3.1 of the Registrant’s quarterly report on Form 10-Q filed August 11, 2020 (File No. 001-39303)).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect(Incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed June 9, 2025 (File No. 001-39303)).

4.3
Third Amended and Restated Bylaws of the Registrant, as currently in effect (Incorporated by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K filed on September 24, 2024 (File No. 001-39303)).

5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1
Pliant Therapeutics, Inc. 2020 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-238146)).

99.2	Pliant Therapeutics, Inc. 2020 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-238146)).
107*	Calculation of Filing Fee Table
*    Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California, on the 11th day of March, 2026.

PLIANT THERAPEUTICS, INC.

By:	/s/ Keith Cummings
Keith Cummings, M.D., M.B.A.
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Bernard Coulie and Keith Cummings, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Bernard Coulie	President, Chief Executive Officer and Director	March 11, 2026
Bernard Coulie, M.D., Ph.D.	Principal Executive Officer

/s/ Keith Cummings	Chief Financial Officer	March 11, 2026
Keith Cummings, M.D., M.B.A.	Principal Financial Officer

/s/ Hoyoung Huh	Chairman of the Board, Director	March 11, 2026
Hoyoung Huh, M.D., Ph.D.

/s/ Suzanne Bruhn	Director	March 11, 2026
Suzanne Bruhn, Ph.D.

/s/ Darren Cline	Director	March 11, 2026
Darren Cline, M.B.A.

/s/ David Pyott	Director	March 11, 2026
David Pyott, M.A., M.B.A.
/s/ Gayle Crowell	Director	March 11, 2026
Gayle Crowell

/s/ John Curnutte	Director	March 11, 2026
John Curnutte, M.D., Ph.D.

/s/ Katharine Knobil	Director	March 11, 2026
Katharine Knobil, M.D.

/s/ Thomas McCourt	Director	March 11, 2026
Thomas McCourt

/s/Steve Krognes	Director	March 11, 2026
Steve Krognes,M.B.A.